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Exhibit 21

                          Subsidiaries of the Company

          (a) PJ Food Service, Inc., a Kentucky corporation
          (b) Papa John's USA, Inc., a Kentucky corporation
          (c) Papa John's Support Services, Inc., a Kentucky corporation
          (d) PJFS of Mississippi, Inc., a Mississippi corporation
          (e) Risk Services Corp., a Kentucky corporation
          (f) Capital Delivery, Ltd., a Kentucky corporation